AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 16, 2001
                                      REGISTRATION NO. 33-____________



               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                         ____________________

                               FORM S-8
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933
                         ____________________

                          GTC TELECOM CORP.
        (Exact Name of Registrant as Specified in Its Charter)

           NEVADA                                      88-0318246
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                      Identification No.)



                     3151 Airway Ave., Suite P-3
                     Costa Mesa, California 92626
     (Address of Principal Executive Offices, Including Zip Code)
                         ____________________


            GTC 1999 Stock Incentive Plan (997,545 shares)
               Director Compensation Plan (255,000 shares)
                       (Full Title of the Plan)

                         ____________________

                            S. Paul Sandhu
                           President & CEO
                     3151 Airway Ave., Suite P-3
                        Costa Mesa, California
                            (714) 549-7700
      (Name, Address, and Telephone Number of Agent for Service)

                              COPIES TO:

                             Vi Bui, Esq.
                           Cutler Law Group
                 610 Newport Center Drive, Suite 800
                   Newport Beach, California 92660
                            (949) 719-1977

                         CALCULATION OF REGISTRATION FEE



                             Proposed Maximum    Proposed Maximum
Title of Securities          Amount to be        Offering Price per    Aggregate Offering   Amount of
to be Registered             Registered          Share                 Price                Registration Fee
---------------------------  ------------------  --------------------  -------------------  -----------------
Common Stock,
par value $0.001                     997,545(2)  $            0.27(1)  $           269,337  $           67.33
---------------------------  ------------------  --------------------  -------------------  -----------------
Common Stock,
par value $0.001                     255,000(3)  $         0.27(1)(4)  $            68,850  $           17.21
===========================  ==================  ====================  ===================  =================
                                                                   TOTAL REGISTRATION FEE:  $           84.54

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). Based on the average of the closing ask and bid price as reported by the Over-The-Counter Bulletin Board on November 15, 2001.

(2) Denotes additional shares of common stock to be issued under GTC's 1999 Stock Incentive Plan.

(3) Denotes shares of common stock underlying options issued to Directors of the Company Denotes weighted average exercise price of the options.

                                EXPLANATORY NOTE

     This registration statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the registrant's 1999 Stock Incentive Plan is effective. Pursuant to General Instruction E to Form S-8, the registrant hereby incorporates by reference herein the contents of such registration statement on Form S-8 relating to the registrant's 1999 Stock Incentive Plan filed with the Securities and Exchange Commission on October 6, 1999, File No. 33-88521, and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement.

     In addition, this registration statement registers shares of common stock, $0.001 par value per share, underlying options to purchase the Common Stock of GTC previously issued to directors of the Company. Under cover of this Form S-8 is a Reoffer Prospectus GTC prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 255,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

     GTC will send or give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GTC does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                                GTC TELECOM CORP.
                           3151 AIRWAY AVE., SUITE P-3
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 549-7700

                         255,000 SHARES OF COMMON STOCK

     The shares of common stock, $0.001 par value per share, of GTC Telecom Corp. ("GTC" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans pursuant to director services that the Selling Shareholders provided to GTC.

     The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Except for proceeds from the exercise of options, GTC will not receive proceeds from any of the sale the Shares. GTC is paying for the expenses incurred in registering the Shares.

     The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     GTC's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GTCC".


                            ________________________


This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ________________________



                                November 16, 2001

                                TABLE OF CONTENTS

WHERE  YOU  CAN  FIND  MORE  INFORMATION  . . . . . . . . . . .    6
INCORPORATED  DOCUMENTS   . . . . . . . . . . . . . . . . . . .    6
THE  COMPANY              . . . . . . . . . . . . . . . . . . .    7
RISK  FACTORS             . . . . . . . . . . . . . . . . . . .    9
USE  OF  PROCEEDS         . . . . . . . . . . . . . . . . . . .    12
SELLING  SHAREHOLDERS     . . . . . . . . . . . . . . . . . . .    12
PLAN  OF  DISTRIBUTION    . . . . . . . . . . . . . . . . . . .    13
LEGAL  MATTERS            . . . . . . . . . . . . . . . . . . .    14
EXPERTS                   . . . . . . . . . . . . . . . . . . .    14

     You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     GTC is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at:

                 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

     The SEC allows GTC to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

     GTC's Annual Report on Form 10-KSB, dated September 6, 2001, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

     The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at GTC, at GTC's executive offices, located at 3151 Airway Ave., Suite P-3, Costa Mesa, California 92626. GTC's telephone number is (714) 549-7700. The Company's corporate Web site address is http://www.gtctelecom.com.

                                   THE COMPANY

OVERVIEW

     We are a provider of various Telecommunication services, including long distance telephone, and calling card services as well as various Internet related services including Internet service provider access and web page hosting. We were organized as a Nevada Corporation on May 17, 1994 and are currently based in Costa Mesa, California. Our common stock currently trades on the NASD OTC Bulletin Board under the symbol "GTCC."

     We currently offer a variety of services designed to meet our customers' telecommunications and Internet related needs. The services we provide are:

TELECOMMUNICATIONS  RELATED  SERVICES

     We are currently licensed in every state (except Alaska) and the District of Columbia to provide long distance telecommunications services. We primarily service small and medium sized businesses and residential customers throughout the United States of America and have positioned ourselves to be a low-cost provider in the marketplace. By offering low rates, we expect to rapidly add customers. To date, we have operated as a switchless, nonfacilities-based reseller of long distance services. As such, we do not utilize or possess our own telecommunications network. By committing to purchase large usage volumes from carriers such as WorldCom, Inc., we have been able to procure substantial discounts and offer low-cost, high-quality long distance services to our customers at rates below the current standard industry levels.

     We provide long distance telephone service under a variety of plans. These include outbound service, inbound toll-free 800 service and dedicated private line service for data. We do not currently provide local telephone service. Our long distance services are billed on a monthly basis either directly by us or by a customer's local telephone company, through the services of Billing Concepts, Inc., dba U.S. Billing. If these services are billed directly by us, the customer has a choice of paying by credit card or sending payment to us. If these services are billed by the local telephone company, that company is responsible for collecting the amount billed and remitting the proceeds to us. In addition, we have recently obtained licenses in the states of California, Florida, New York, New Jersey, and Texas to operate as a local telephone company (commonly referred to in the industry as a Competitive Local Exchange Carrier, or CLEC) which could allow us to provide local telephone service. Whether we will be able to provide local telephone services is dependent on our ability to negotiate contracts with third-party providers of local telephone service on favorable terms. We have initiated negotiations with certain local telephone providers but have not reached any agreements. Therefore, we do not currently know if we will be able to offer local telephone service.

INTERNET  RELATED  SERVICES

     We currently provide an international personal computer to telephone telecommunication service through our wholly owned subsidiary CallingPlanet.com, Inc. This service, accessible at www.callingplanet.com, allows customers to make international long distance phone calls using their computers. In addition, we also provide a variety of other Internet related services. These services, available to both consumer and business users, include prepaid calling cards through eCallingCards.com, Inc., our wholly owned subsidiary whose web site is located at www.ecallingcards.com; Internet Services Provider access through telephone dial-up, and Internet web page development and hosting services. Our Internet related services are billed using the same methods as those used for billing our Telecommunication services. Our Internet related services, with the exception of our prepaid calling cards, are provided according to contracts with third-party providers, who also compete against us. By contracting with third-party providers to purchase large quantities of usage volumes, we are able to secure significant discounts which then allows us to offer these services to our customers at rates equal to or less than our competitors.

    Our Internet service provider access service is currently provided on a nationwide basis. Dial-up service provides unlimited Internet access and several related services using conventional modems at access speeds up to 56 kbps for a monthly fee of $9.95.

     Our Internet web page hosting services are currently available on a nationwide basis. Internet web page hosting services provide space on our Web Server computers for customers to publish their own web pages. Internet web page hosting fees are $29.95 per month, with a one-time set-up fee of $29.95.

OUR  DEVELOPMENT  AND  STRATEGY

     Our telecommunication services are currently licensed in every state (except Alaska) and the District of Columbia. We market our products and services using six important, but very distinct, strategies as follows:
Independent  Affiliates

     The backbone of our overall market and development strategy involves the pursuit and establishment of strategic affiliations and alliances with major telecommunication and Internet service companies through partnerships and co-branding. We have already been successful in establishing these alliances with known companies, such as Best Buy, MasterCard International and NewsMax, in the telecommunication and Internet service industries.

Internet  Use

     The second method of marketing our products and services utilizes the Internet. We currently market and distribute our telecommunications and Internet related services through the Internet using our www.gtctelecom.com and our
                                                      ------------------
wholly-owned subsidiary www.ecallingcards.com websites. We also market international calling plans through our wholly-owned subsidiary www.CallingPlanet.com, as well as co-brand calling cards and advertise domestic long distance rates on the Internet. Co-branding is done through joint agreements such as Community Connect Inc.'s online community for Asian Americans, www.AsianAvenue.com.

     Regarding CallingPlanet.com, we currently focus our marketing through local partners and vendors in each country. CallingPlanet.com also targets customers who do not have PC's or Internet connections by encouraging the local partners to open Kiosks equipped with PC's and Internet hook-up. Through these marketing partners, CallingPlanet.com's goal is to be a household name worldwide in the planet calling area.

Our  Own  Sales  Force

     The third method of marketing utilizes our own sales force and independent sales agents. A sales force was developed that consists of properly trained professionals from within the telecommunications industry who are looking for an opportunity to sell at rates that are lower than the industry standard.

     Many of these professionals have come from our competitors where the average calling rate is 10-12 cents per minute. Our Vice President of Sales comes from WorldCom with an extensive sales and marketing background in the telecommunications industry.

Advertising

     We plan to employ an aggressive concentrated media campaign that utilizes a professional advertising agency as our fourth method of marketing. We launched our first media campaign on March 1, 1999, utilizing television and radio advertisement and print media targeting Southern California, as well as nationwide audiences, using cable television advertisements. We intend to continue to utilize both broadcasting and print media campaigns in the future given sufficient funds.

     We have also been very successful in obtaining new customers through important "word-of-mouth" free advertising. Many customers are extremely satisfied with the service provided by us and inform relatives or friends about our excellent rates and this invaluable free advertising for us results in new business.

Direct  Marketing

     The fifth method of marketing our products and services is direct marketing. We have developed brochures for all products and services that can be used as a direct marketing tool and for product promotions. In addition, we are considering direct mail marketing for new target markets.

National  Recognition

     We will continue to pursue and capitalize on national media recognition, as we have done with Kiplinger and Consumer Reports, to boost consumer awareness in the marketplace. We will capitalize on this type of recognition through strategic press releases and other media opportunities.

     We believe these six marketing methods will be adequate to sustain us now and for the foreseeable future.

NUMBER  OF  EMPLOYEES

     As of September 30, 2001, we employed approximately 85 people on a full time basis.

                                  RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

     WE  HAVE  AN  EXTREMELY  LIMITED  OPERATING  HISTORY  AND LARGE ACCUMULATED
DEFICIT  WHICH  MAKES  IT  DIFFICULT  TO  ASSESS  OUR  FUTURE  GROWTH.

     Our executive officers commenced our major lines of business - providing long distance and Internet service - relatively recently. Although we were originally formed in 1994, we did not commence our current lines of business until late 1998. Accordingly, your evaluation of GTC will be based on an extremely limited operating history. You must consider that our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stage of development in new and rapidly evolving markets. As of September 30, 2001, we had an accumulated deficit of $5,736,247. Although we have experienced revenue growth in recent months, we cannot be certain that our revenues will continue to increase. We have not achieved profitability to date. We currently expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and extend our Telecommunications and Internet related services. If these expenses continue to exceed revenues, our business, results of operations and financial condition could be harmed. Our independent certified public accountants have stated in their report included with our audited financial statements for the fiscal years ended June 30, 2001 and 2000, that we have incurred operating losses in the last two years, have a working capital deficit and a significant stockholders' deficit. These conditions raise substantial doubt about our ability to continue as a going concern.

     WE  ARE  DEPENDENT  ON  A  LIMITED  NUMBER  OF  SUPPLIERS.

     We  currently  depend  upon  WorldCom,  Inc.,  as our sole provider of long distance service. We contract with WorldCom to provide us with long distance services which we resell to our customers. We will continue to depend upon WorldCom to provide transmission facilities, maintenance and international long distance services for the foreseeable future. This agreement is probably our most vital agreement and our ability to provide our long distance service depends upon whether we can continue to maintain a favorable relationship with WorldCom. WorldCom may terminate its contract with us for limited reasons, including for nonpayment, for national defense purposes or if the provision of services to us were we to have a substantial adverse impact on WorldCom's network. Under the terms of the contract, WorldCom is required to provide us with a minimum notice of 5-days in the case of a material breach prior to termination of the contract. If we were to switch to another provider, we believe that it would take approximately thirty days to switch our customers to a new provider. Although we believe that we have the right to switch our customers without their consent to such other providers, our customers in return, have the right to discontinue such service at any time. Accordingly, the termination or nonrenewal of our contract with WorldCom or the loss of the telecommunications services provided by WorldCom would likely harm our telephone business.

     We do not have our own Internet Network. We currently provide our Internet Service Provider Access services pursuant to agreements with various outside companies. We are subject to a monthly minimum commitment of $1,500 through December 2001. Subsequently, the monthly minimum commitment is $500 per month. Although we believe that our relations with these companies are strong and should remain so with continued contract compliance, the termination of our contracts with these companies, the loss of Internet services provided by them, or a reduction in the quality of service we receive from them could harm our business.

     COMPETITION  IN  OUR  MARKETS  IS  VERY  INTENSE.

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants, including AT&T Corp., WorldCom, Sprint Corporation, local exchange carriers such as Verizon, and other national and regional interexchange carriers. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against various national and regional long distance carriers that are composed of both facilities-based providers (those that carry long distance traffic on their own equipment) and switchless resellers (those that resell long distance carried by facilities-based providers) offering essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources. Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to profitably provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors.

     We expect to encounter continued competition from major domestic and international communications companies. In addition, we may be subject to additional competition due to the enactment of the Telecommunications Act of 1996, the development of new technologies and increased availability of domestic and international transmission capacity. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors, which may have financial, personnel and other resources significantly greater than ours. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end users.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing transmission capacity for services similar to those provided by us. We cannot predict which of many possible future product and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services.

     The market for Internet-based online services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of Internet Service Providers and online services competing for users' attention and spending has proliferated because of, among other reasons, the absence of substantial barriers to entry, and we expect that competition will continue to intensify. Many of our current and potential competitors such as Earthlink, PsiNet, AOL, UUNET, Microsoft Network, and Prodigy have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources.

These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we are.

     We currently believe that our Internet Related Services are marketed at competitive rates and provide quality and services comparable to our competitors. However, our Internet Related Services are intended more as a value added service to attract customers to our Telecommunication Services as opposed to a revenue generating service. We are offering unlimited dial-up service for $9.95 per month. We anticipate that revenue generated exclusively from our Internet Related Services will not be significant to our business for the foreseeable future. Rather, we expect to derive sufficient revenue from our Telecommunication Services and Internet related advertising revenue to pay for the costs of our Internet Related Services.

     WE  HAVE  AN  ACCUMULATED  PAST  DUE  PAYROLL  TAX  LIABILITY.

     We have recorded an accrual for past due payroll taxes due to the under-reporting of our payroll tax liability. As a result, at September 30, 2001, we had accrued approximately $1,225,000 in past due payroll taxes including approximately $309,000 of penalties and interest. We intend on using a portion of the funds raised in our equity financing to meet this liability. Failure to satisfactorily address this liability may substantially harm our business.

     OUR  CUSTOMERS  ARE  FREE  TO  CHANGE  THEIR  TELECOMMUNICATION  PROVIDER.

     Our customers are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. Therefore, we cannot know if our customers will continue to buy their long distance telephone service through us. In the event that a significant portion of our customers decide to purchase long distance service from another long distance service provider, we do not know if we would be able to replace our customer base from other sources. Loss of a significant portion of our customers could harm our business.

     A high level of customer attrition is inherent in the long distance industry, and our revenues are affected by such attrition. Attrition is attributable to a variety of factors, including termination of customers by us for nonpayment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives.

     WE  ARE  SUBJECT  TO  EXTENSIVE  GOVERNMENT  REGULATION.

     We are subject to regulation by the FCC and by various state public service and public utility commissions as a nondominant provider of long distance services. We are required to file tariffs for interstate and international service with the FCC, which tariffs are presumed lawful and become effective on one day's notice. We are also required to file tariffs or obtain approval for intrastate service provided in most of the states in which we market long distance services. By engaging in direct marketing to end users, we will be subject to applicable regulatory standards for marketing activities and the increased FCC and state attention to certain marketing practices may become more significant to us. Additionally, certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased regulatory review at both the federal and state levels. This increased regulatory review could impede our possible future acquisition of new business from other resellers. Our marketing activities mandate compliance with applicable state and federal regulations. We are unable to predict the effect of such increased regulatory review.

     OUR  COMMON  STOCK  MAY  BE  DEEMED  TO  BE  "PENNY  STOCK."

     Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

-     With  a  price  of  less  than  $5.00  per  share;

-     That  are  not  traded  on  a  "recognized"  national  exchange;
- Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or
- In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders, rather, the Selling Shareholders will receive those proceeds directly. We will, however, receive proceeds from the cash exercise of the options by the Selling Shareholders. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.


                              SELLING SHAREHOLDERS

     The Shares of GTC to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who will acquire the Shares pursuant to options to purchase common stock previously granted pursuant to a compensatory benefit plan with GTC for director services they provided to GTC. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

     The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of October 31, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                                                          % OF SHARES
                         NUMBER OF    NUMBER OF SHARES                      OWNED BY
SELLING                 SHARES OWNED   REGISTERED BY    NUMBER OF SHARES  SHAREHOLDER
SHAREHOLDERS            BEFORE SALE      PROSPECTUS     OWNED AFTER SALE   AFTER SALE
----------------------  ------------  ----------------  ----------------  ------------

S. Paul Sandhu(1)          3,997,215            25,000         3,972,215        19.47%
Eric A. Clemons(2)           750,552            25,000           725,552         3.55%
Gerald A. DeCiccio(3)        307,500           127,500           180,000            *
Clay T. Whitehead(4)         566,816            45,000           521,816         2.56%
John Eger(5)                 568,500            32,500           536,000         2.62%

TOTAL SELLING SHARES:        255,000

___________________
*  Less  than  1%

(1) Mr. Sandhu is our Chief Executive Officer and a member of our board of directors. The amount listed includes 120,000 options to acquire shares of common stock in accordance with Mr. Sandhu's director compensation agreement and our employee benefit plan, of which we are registering 25,000 options exercisable at $0.01 per share in this registration statement. It does not include an aggregate of 230,000 unvested options to acquire shares of common stock granted in accordance with our employee benefit plan.

(2) Mr. Clemons is our President and a member of our board of directors. The amount listed includes 100,000 options to acquire shares of common stock in accordance with Mr. Clemons' director compensation agreement and our employee benefit plan, of which we are registering 25,000 options exercisable at $0.01 per share in this registration statement. It does not include an aggregate of 200,000 unvested options to acquire shares of common stock in accordance with our employee benefit plan.

(3) Mr. DeCiccio is our Chief Financial Officer and a member of our board of directors. The amount listed includes an aggregate of 287,500 options to acquire shares of common stock in accordance with Mr. DeCiccio's employment and director compensation agreements and our employee benefit plan, of which we are registering 127,500 options exercisable as follows: 125,000 options exercisable at $0.50 a share and 2,500 options exercisable at $0.01 per share. It does not include an aggregate of 90,000 unvested options to acquire shares of common stock in accordance with our employee benefit plan.

(4) Mr. Whitehead is a member of our board of directors. The amount listed includes an aggregate of 55,000 options to acquire shares of common stock in accordance with Mr. Whitehead's director compensation agreement and our employee benefit plan, of which we are registering 45,000 options exercisable as follows:
25,000 at $0.01 per share; 5,000 at $0.25 per share; 5,000 at $0.2969 per share;
5,000 at $0.30 per share; and 5,000 at $0.22 per share. It does not include an aggregate of 40,000 unvested options to acquire shares of common stock in accordance with our benefit plan.

(5) Mr. Eger is a member of our board of directors. The amount listed includes an aggregate of 568,500 options to acquire shares of common stock in accordance with Mr. Eger's director compensation agreement and our employee benefit plan, of which we are registering 32,500 options exercisable as follows:
12,500 at $0.01 per share; 5,000 at $0.25 per share; 5,000 at $0.2969 per share;
5,000 at $0.30 per share; and 5,000 at $0.22 per share. It does not include an aggregate of 40,000 unvested options to acquire shares of common stock in accordance with our benefit plan.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

     There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

     The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by The Cutler Law Group, a Professional Law Corporation, Newport Beach, California. Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 40,500 shares of Common Stock of the Company. Other employees of the Cutler Law Group hold an additional 400 shares of the Common Stock of the Company.

                                     EXPERTS

The audited consolidated financial statements of GTC at June 30, 2001 and for each of the two years in the period then ended included in GTC's June 30, 2001 10KSB dated September 6, 2001 incorporated by reference in this Reoffer Prospectus have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing on giving said reports.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

     (i) The Registrant's Annual Report on Form 10-KSB filed with the Commission on September 6, 2001.

     (ii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, counsel to the Company.

Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 40,500 shares of Common Stock of the Company. Other employees of the Cutler Law Group hold an additional 400 shares of the Common Stock of the Company.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering.

ITEM  8.  EXHIBITS

     4.1*         Restated  Articles  of  Incorporation  of  the  Registrant
(incorporated herein by reference to Exhibits 3.1 of the Registrant's Annual Report on Form 10K-SB filed on September 6, 2001).

     4.2*         Restated  Bylaws  of  the  Registrant  (incorporated herein by reference  to  Exhibit  3.5  of the Registrant's Form 10K-SB filed on October 4,
2000).

     4.3*         GTC 1999 Employee Stock Incentive Plan (incorporated herein by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form S-8 File No. 33-88521, filed on October 6, 1999).

     5.1 Opinion of Cutler Law Group, Esq., counsel to the Registrant, regarding legality of securities being registered.

     23.1*         Consent  of  Cutler  Law  Group  (included  in  Exhibit 5.1).

     23.2          Consent  of  Corbin  &  Wertz.

_____________________
*Incorporated by reference

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes  to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on November 16, 2001



                                        GTC  TELECOM  CORP.


                                        /s/ S. Paul Sandhu
                                        ___________________________
                                        By:  S.  Paul  Sandhu
                                        Its: CEO


                                        /s/ Gerald A. DeCiccio
                                        ___________________________
                                        By:  Gerald  A.  DeCiccio
                                        Its: Chief  Financial  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




 /s/  S.  Paul  Sandhu          CEO  and  Director
----------------------
S.  Paul  Sandhu


 /s/  Eric  A.  Clemons         President,  Secretary,  and  Director
-----------------------
Eric  A.  Clemons


 /s/  Gerald  A.  DeCiccio      Chief  Financial  Officer,  and  Director
--------------------------
Gerald  A.  DeCiccio

 /s/  Clay  T.  Whitehead       Director
-------------------------
Clay  T.  Whitehead

 /s/  John  Eger                Director
----------------
John  Eger